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                                                                     EXHIBIT 5.1


                         [SAUL EWING LLP LETTERHEAD]


                                                December 4, 2003

OSI Pharmaceuticals, Inc.
58 South Service Road, Suite 110
Melville, NY  11747

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-3 (collectively with any amendments thereto, the "Registration Statement") of OSI Pharmaceuticals, Inc., a Delaware corporation, which will be filed with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to $150,000,000 aggregate principal amount of 3 1/4% Convertible Senior Subordinated Notes due September 8, 2023 (the "Notes") and the 2,998,800 shares of common stock, par value $.01 per share, issuable upon conversion of the Notes (the "Shares" and together with the Notes, the "Securities").

        We have examined the Registration Statement and such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.

        Based on the foregoing, it is our opinion that the Securities, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,


                                                /s/ SAUL EWING LLP